EXHIBIT 14.1

BELVEDERE SOCAL

CODE OF PERSONAL AND BUSINESS CONDUCT

FOR ALL DIRECTORS, OFFICERS, AND EMPLOYEES

(Commonly Known as “CODE OF ETHICS”)

I.     General Policy Statement

It is the policy of Belvedere SoCal, and its subsidiaries, (collectively the “Company”), that the Company’s directors, officers, and employees (collectively “Covered Persons”) shall conduct their business in accordance with the highest standards of integrity and fairness.  Covered Persons shall be responsible for an understanding of and adherence with the Code of Personal and Business Conduct (the “Code”).  Annually, Covered Persons shall be asked to confirm their understanding of the Code, and agreement to comply with the Code by signing a Personal and Business Conduct Statement (“Statement”).  A copy of the Statement is included as Exhibit A.

All Covered Persons are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with customers or with the Company itself.  Each Covered Person must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest between the Company and that organization or individual.  Covered Persons must conduct their personal affairs and manage business transactions in a manner which does not result in the adverse comments or criticism from the public or in any way damage the Company’s reputation.

While this policy does not intend to interfere with the personal lives of Covered Persons, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible.  If these situations cannot be avoided, they must be reported immediately to a direct supervisor.  Subsequently, the Covered Person should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit.

For the purposes of the Code, “Immediate Family” shall mean the spouse, child, dependent, or other person sharing the home of the Covered Person.

II.    Administration of the Code

It is the responsibility of Covered Persons to be familiar with the Company’s Code. Supervising officers are expected to make every reasonable effort to ensure that Company employees comply with the provisions of the Code.  Senior management shall administer the Code, determine matters of interpretation, and coordinate periodic revisions to the Code.

Code of Personal and Business Conduct
(“Code of Ethics”)

Employees are encouraged to seek the advice of their immediate supervisor regarding questions of interpretation and of the applicability of the provisions of the Code to a particular situation.  Senior management should be consulted regarding questions of interpretation and of the applicability of the provisions of the Code to a particular situation when an immediate supervisor is unsure of how to answer an employee’s question.

Company employees who violate the provisions of the Code are subject to disciplinary action, up to and including termination.

III.   Internal Reporting of Suspected Violations

Covered Persons are required to promptly report suspected misconduct or violations of laws, rules, regulations or the Code to their immediate supervisor, or to another individual shown in Exhibit ‘B’.  The Company will not permit retaliation against Covered Persons for reports of breaches of the Code made in good faith.

IV.   Bank Bribery Act and Acceptance of Gifts

The Bank Bribery Act was enacted in 1985 as a result of bank failures where insiders benefited personally from loans and other transactions with the banks.  The purpose of the Bank Bribery Act is to stop self-dealing by bank directors, officers, and employees.  The Act states that it is a criminal offense for an officer, director, employee, agent, or attorney of a financial institution, to corruptly solicit or demand for the benefit of any person, or corruptly accept or agree to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution.  Exceptions to this prohibition include accepting something of value in connection with Company business, or a business luncheon, or a special occasion gift (see “Acceptance of Gifts” below for specific guidance on this exception).  Violations of the Bank Bribery Act can result in penalties of up to three times the value of the item received and/or prison terms of up to thirty years.

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

Acceptance of Gifts

Financial institutions are required to establish and enforce policies that provide guidelines on what an employee, officer or director is allowed to accept from customers.  Accepting valuable items that serve no demonstrated business purpose is prohibited.

Covered Persons and their immediate families shall not solicit, accept or retain a benefit for themselves or any third party, from any customer of the Company, any individual or organization doing or seeking to do business with the Company, or from any other individual or organization based on a Company relationship, other than normal authorized compensation, which could appear as a reward for, or influence any business or transaction of the Company.  In this context, a benefit is regarded as any type of gift, gratuity, favor, service, loan, legacy (except from a relative), fee or compensation, entertainment or other benefit to Covered Persons or members of their Immediate Family.  Covered Persons may not solicit or in any way suggest that a benefit of any kind is expected from customers, vendors or agents of the Company.  A benefit includes money, goods, services or use of facilities.  The general policy of the Company regarding the acceptance of gifts is as follows:

•	Cash gifts may not be accepted.
•
A benefit of any kind that is valued in excess of $250 shall not be accepted.  A benefit is regarded as any type of gift, gratuity, favor, service, loan, legacy (except from a relative), fee or compensation, entertainment or other benefit to Covered Persons or members of their Immediate Family.

•
Failure to report the acceptance of a benefit in excess of $250, including a gift, gratuity, favor, service, loan, legacy (except from a relative), fee or compensation, entertainment, or other benefit may be considered a violation and may result in disciplinary action, up to and including termination.

V.    Compliance with Laws and Regulations

It is the policy of the Company to fully comply with the spirit and intent of all applicable laws, rules and regulations including, but not limited to, FDIC rules and regulations, Federal Reserve Bank regulations, Gramm-Leach-Bliley Act, the Bank Bribery Act, and full, fair, timely, complete and accurate financial disclosures.  The Company expects Covered Persons to use good judgment and high ethical standards and to refrain from any form of illegal, dishonest or unethical conduct.

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Code of Personal and Business Conduct
(“Code of Ethics”)

VI.           Safeguarding Confidential Information

Covered Persons must maintain the confidentiality of information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed.

Confidential information is to be used for Company purposes only.  The use of such information for personal, familial, or other gain is unethical and illegal under securities rulings and the National Bank Act.  Information regarding any business conducted cannot be disclosed to outside individuals (unless authorized by the Company or its customer, etc.) and may not be used for personal gain.

Use of confidential information for other than the Company’s business purposes may result in disclosure of insider information.  Insider information is defined as information of a material nature to affect the price of stock involved.  Insider information may not be used to purchase, trade, or solicit securities until that information is available to the general public.

Covered Persons are in a unique position to acquire insider information about the Company, and such information might influence their decision to buy, sell or trade securities.  In addition to refraining from using inside information in making their own investment decisions, Covered Persons should also avoid discussing the inside information with friends or Immediate Family members (whether at home or in the public) or mailing or faxing the inside information to outside sources unless appropriate confidentiality agreements are in place to ensure that material, non-public information is not used improperly.

VII.   Ensuring the Integrity of Records

Covered Persons must maintain records and accounting information which is reliable, accurate and timely.  It is the policy of the Company that Covered Persons adhere to the following guidelines:

•	All assets, liabilities, and transactions shall be accurately recorded in accordance with the Company’s record keeping procedures and generally accepted accounting principles (“GAAP”).
•	No false or misleading entries shall be permitted to be knowingly made or caused to be made in the Company’s books and records.
•	Any entries that are inaccurate, false or irregular shall be reported promptly to the Audit Committee Chairman (see Exhibit B).

The falsification of any books, records or documents of the Company is grounds for termination.

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Code of Personal and Business Conduct
(“Code of Ethics”)

VIII.   Providing Strong Internal Controls Over Assets

Covered Persons must comply with all internal control procedures established by the Company for safeguarding assets and proper reporting and disclosure of financial information.  The Company will take reasonable steps to ensure that its system of internal controls:

•	Establishes clear lines of authority and responsibility,
•	Establishes an effective risk assessment of the Company’s operation,
•	Provides timely and accurate financial, operational and regulatory reports,
•	Provides adequate procedures to safeguard and manage assets,
•	Ensures compliance with applicable laws and regulations.

IX.   Dealings with Auditors, Examiners, and Legal Counsel

Covered Persons shall cooperate fully with auditors, examiners, and legal counsel when requested to do so.  Questions raised by auditors, examiners, and legal counsel must be responded to honestly and no adverse information in response to a question may be concealed.

X.    Avoiding Self Dealings and Conflicts of Interest

Conflicts of Interest

A conflict of interest is defined as a Covered Person’s involvement in an outside interest, which might either conflict with the Covered Person’s duty to the Company or adversely affect the Covered Person’s judgment in the performance of his or her responsibilities.

It is the Company’s policy that Covered Persons do not engage in personal conduct which conflicts with the interests of the Company.  It is important to avoid even the appearance of a conflict of interest, since the appearance can be as damaging to the Company’s reputation as an actual conflict.

Covered Persons must not take for themselves opportunities that they discover while working for the Company, or use Company property or information for personal gain.  Covered Persons must not (a) take personal advantage of a situation or knowledge acquired through the use of his or her position or the Company’s property, if the situation or knowledge could be used for the Company’s benefit, (b) use his or her position or Company property or information for personal gain, or (c) compete with the Company.  Covered Persons owe a duty to the Company to advance its interests whenever the opportunity arises.

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Code of Personal and Business Conduct
(“Code of Ethics”)

In addition, all published information (both for internal and external use), developed programs, equipment, etc. are the property of the Company.  Customer information which is collected by Covered Persons while employed by the Company is the property of the Company.  All Company property is reserved for use by employees of the Company.  Use of Company property for any other purpose may constitute copyright infringement and/or theft.

Outside Employment

The Company discourages Company employees from holding outside employment.  In those instances where it may be justified, prior written approval from Executive Management is required.  No outside employment or activity will be approved which might subject the Company to criticism or which will encroach upon regular working hours, interfere with regular duties, or necessitate such long hours as to affect the productivity of Company employees.  Failure to obtain prior written approval for outside employment may result in disciplinary action, up to and including termination.

The Company encourages individual participation in civic activities.  If a project related to voluntary efforts requires a significant amount of business time, Covered Persons who are Company employees must obtain prior approval from their immediate supervisor.  When representing the Company, Covered Persons are reminded to present a professional image, both in personal appearance and in conduct.

Company employees are not to act, without prior written approval of management, as executor, administrator, trustee, guardian or conservator, or in any other fiduciary capacity, whether or not it is related to the business of the Company, except to act as fiduciary for a family member.

Political Contributions

It is the policy of the Company to strictly comply with all applicable federal and state political campaign laws.

Under federal law, a bank is prohibited from making a contribution or expenditure in connection with any federal or state election to any political office, or in connection with any primary election or political convention or caucus held to select candidates for political office.  Other corporations are prohibited from making any contribution or expenditure in connection with any federal election or campaign.

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

In accordance with federal law, Covered Persons shall not make any direct or indirect contribution of funds or other property of the Company in connection with the election of a candidate to any federal office, or any direct or indirect contribution of funds or other property of Company relating to issues such as initiatives or ballot propositions.  For these purposes, use of the corporate facilities and equipment for political activities is deemed to be a contribution.

The Company’s policy regarding corporate political contributions is not intended to discourage Covered Persons from making personal contributions to candidates or political parties of their choice.

Personal Finances

Personal finances should be managed in a manner consistent with employment in a financial services organization.  Personal bank accounts of Covered Persons which are maintained with the Company shall be managed in a responsible manner and consistent with employment in the Company.

Covered Persons and their immediate families should borrow only from reputable organizations, which regularly lend money, and such borrowings must carry the prevailing rate of interest and not involve favored treatment of any kind.  Borrowing from relatives is not subject to restriction.  Covered Persons are not permitted to borrow money from co-workers or customers of the Company.  Company employees should discuss any personal financial emergency with their supervisor.

Company employees shall not sign on customer accounts, as a deputy or co-renter of customer’s safe deposit boxes, or otherwise represent customers.  This does not include customers who are the Covered Person’s Immediate Family or service organizations that have prior approval of Executive Management.

Personal Investment Activity

While the Company does not intend to unreasonably limit Covered Persons in their personal investment activities, it is the Company’s policy that Covered Persons shall not enter into investment transactions which would create, or give the appearance of creating, a conflict of interest between Covered Persons and the Company or between the Company and any customer.  While it is not possible to enumerate all of the possible conflicts, the following specific situations should be avoided when making investment decisions:

•	Investment in securities of a customer or borrower, since it may be construed as affecting the judgment exercised on behalf of the Company by Covered Persons
•	Investment of a material financial interest in any outside enterprise that competes for business with the Company
•	Investment of a material financial interest in any supplier of the Company
•	Investment in a company involving the possible use of non-public information concerning that company may be found to be a violation of law.
•
Covered Persons should not allow a customer to arrange investments for the account of Covered Persons or their Immediate Family, nor should Covered Persons become involved in investments sponsored by a customer under circumstances that might create either a conflict of interest or the appearance of such a conflict.

•	Investment activities paralleling or anticipating investment action by the Company must be avoided.

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

If any of a Covered Person’s investment activities, or planned investment activities, would violate this Code, or potentially violate this Code, then the Covered Person must bring such activity to the attention of a supervisor and request a determination of whether the investment activity is permissible.

Lending Practices

It is the policy of the Company to maintain prudent lending services to adequately supply the credit needs of its customers.  Any rate concessions shall be based solely upon a borrower’s credit worthiness and overall business relationship with the Company.

Covered Persons are not in any way to represent or exercise authority on behalf of the Company, grant direct or indirect accommodations or make credit recommendation with respect to members of their families; any individual or organization which Covered Persons or their Immediate Family are associated or in which a material financial interest is held.

Federal law prohibits Covered Persons from granting any loan or gratuity to any public bank examiner or assistant bank examiner, who examines the Company or has authority to examine the Company.

Covered Persons shall fully disclose to the Board or its designee any conflict of interest presented by any loan or other business transaction arising from any business or personal relationship with a borrower, and shall abstain from any involvement with transaction so identified unless specifically approved by the Company’s Board or its designee.

Loans made by the Company or its affiliates to its Directors, Executive Officers or Principal Shareholder (or to any related interest) must comply with the Loan Policy Manual.  This covers the applicable provisions of Reg O and the regulations promulgated thereunder, as well as with all applicable state laws (particularly Sections 3370 et. Seq. of the California Financial Code.

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

Giving Legal or Tax Advice to Customers

Covered Persons may occasionally be asked by customers to comment upon the legality of a particular transaction.  Since the Company cannot practice law or give legal or tax advice, Covered Persons must exercise care in discussing transactions with customers and nothing should be said that might be interpreted as the giving of legal or tax advice.

Covered Persons are also prohibited from recommending a lawyer or accountant to customers unless a minimum of three recommendations are provided to the customer with a clear disclosure that the recommendations are not prioritized.

Insider Transactions

All business transactions or affiliations between the Company and any of its Directors and/or their related interest shall be entered into only under the following conditions:

•
The terms, conditions and means of compensation shall be reasonably similar to other similar business transactions previously entered into by the Company, or which may be entered into, with persons who are not Directors of the Company or their related interests.

•
All material business transactions between the Company’s Directors and/or their related interests and the Company shall require full disclosure of the interested Director’s interest in the transaction to the Board, and the prior approval of a majority of the entire Board with the interested Director abstaining from participating either directly or indirectly in the voting and discussion of the proposed business transaction.

•
The minutes of any Board meeting at which a business transaction between the Company and a Director or a related interest is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

•	A Director shall abstain from the discussion or approval of any loan to a Company customer if the loan customer is also a customer or client of said Director.
•
Under Section 3354 (b) of the California Financial Code, no state bank can purchase any real or personal property or any interest in real or personal property, including but not limited to a leasehold, or any contract arising from the sale of real or personal property or any note or bond in which any subject person of such bank is personally or financially interested, directly or indirectly, for the bank’s own account, for the bank or as the partner or agent of other, without first obtaining the written consent of the California Department of Financial Institutions.

Lending personnel must not disclose confidential information on existing or proposed loan customers to investment personnel.

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

XI.    Dealing with Competitors

The policy of the Company is to require Covered Persons to observe fair and ethical conduct in dealing with the Company’s competitors.  The making of disparaging remarks regarding competitors is considered to be inappropriate and unethical.  The Company’s strategy is to emphasize the quality and competence of its employees and services.  Employees are prohibited from involving the Company in arrangements with its competitors, which provide for the setting or controlling of rates, prices or marketing policies.

XII.   Exclusive Dealings

Section 106 of the Bank Holding Company Act Amendments outlines five restrictions that apply to banks when products are separately available.  Two of the restrictions prohibit traditional tying arrangements; two prohibit reciprocal-dealing arrangements; and the last prohibits exclusive dealing arrangements, with certain exceptions.  Traditional banking products are exempt from these prohibitions.

It is the policy of the Company that it does not condition the sale of services to a customer upon the condition that the customer must purchase other services from the Company or upon the condition that the customer is prohibited from dealing with other suppliers of such services.  The traditional banking products exemption allows the Company to tie a product to a traditional bank product, such as a loan or deposit, offered by the Company.

XIII.   Covered Persons Are Accountable

Every Covered Person is expected to know the laws and regulations applicable to his or her conduct, and comply with this Code of Conduct.  Compliance with this Code of Conduct is a critical element of the Company’s corporate governance.

Any violation of the law and this Code of Conduct and the other Policies of the Company can negatively reflect upon the Company, subject the Company to liability, and result in the personal liability of the affected Covered Person.  The examples of and degrees of violations of this Code of Conduct are too numerous to describe.  Therefore, the remedial actions and possible penalties for a Covered Person’s infringement of this Code of Conduct will be resolved based on the specific facts of each case.  Covered Persons should be aware; however, that termination of their employment could occur if these principles are violated in any way.

Furthermore, the Company may not refrain from disclosing evidence of a violation to the appropriate authorities, and may pursue criminal or civil penalties against Covered Persons found to be in violation of this Code of Conduct.

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

Any change in the Company’s Code of Conduct or any waiver of this Code of Conduct for executive officers and directors must be approved by the Company’s board of directors.  Any waiver of this Code of Conduct for the Chief Executive Officer and Chief Financial Officer will be reported on a Form 8-K.

As noted above, the Company is required to monitor and audit the effectiveness of this Code.  It is the responsibility and duty of Covered Persons to bring violations or perceived violation to the attention of the Company’s Chairman of the Audit Committee.  With respect to the Company’s accounting, internal controls and auditing matters, any complaints or actual or potential violations of the Company’s accounting, internal controls and auditing matters, must be reported directly to the Company’s audit committee and board of directors.

The Company’s audit committee and board of directors shall review and approve or disapprove all related party transactions (as defined in SEC Regulation S-K: directors, executive officers, and their Immediate Family members), and potential conflicts of interest under this Code of Conduct on an on-going-basis.  Waivers of the Code will be granted only when necessary and warranted so as to protect the Company to the greatest extent possible.

If you have any questions regarding this Code, please contact one of the individuals shown in Exhibit ‘B’.  All reported complaints of questionable behavior by Covered Persons concerning this Code shall be kept in strict confidence and shall not be disclosed except if the Company is required by law without the express consent of the Covered Person.  Complaint concerning questionable behavior may be made on an anonymous basis (see Exhibit ‘B’ for a list of contacts).

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

Exhibit A

Annual Disclosure Statement for Covered Persons Company Code of Personal and Business Conduct

Name:
	QUESTION	YES	NO
1.	Have you read the Company’s current Code of Personal and Business Conduct?
2.	Do you agree to comply with the Company’s Code of Personal and Business Conduct?
3.	Do you agree to disclose any current circumstances, or circumstances which may arise in the future, which create a possible conflict of interest?
4.	Do you currently have a business or personal conflict of interest? (If Yes, attach a separate sheet with an explanation.)
5.	Have you accepted any gifts outside the policies outlined in the Code that were not reported, since the last disclosure statement was completed? (If Yes, attach a separate sheet with an explanation.)
6.
Have you made any contribution on behalf of the Company in connection with an election of a candidate since the last disclosure statement was completed? (If Yes, attach a separate sheet with an explanation.)

7.	Have you accepted any fee for the making of a loan since the last disclosure statement was completed? (If Yes, attach a separate sheet with an explanation)
8.	Have you misused confidential information of the Company or its customers? (If Yes, attach a separate sheet with an explanation.)
9.
Have you violated any insider loan requirements including, but not limited to, deriving a benefit, directly or indirectly, from the approval of a loan since the last disclosure statement was completed? (If Yes, attach a separate sheet with an explanation.)

10.
Have you exercised undue influence over an executive officer, director, or employee of the Company since the last disclosure statement was completed? (If Yes, attach a separate sheet with an explanation.)

11.
Are you involved in any outside interests, including second jobs, investments, or business ventures, which might conflict with your duty to the Company since the last disclosure statement was completed?  (If Yes, attach a separate sheet with an explanation.)

12	Are you involved in any circumstance which may constitute a conflict of interest as described in the Code? (if Yes, attach a separate sheet with an explanation.)
13.
Do you have any other information to disclose concerning the Code of Personal and Business Conduct since the last disclosure statement was completed?  (If Yes, attach a separate sheet with an explanation.)

I have received a copy of the Company’s Code of Personal and Business Conduct and am familiar with its contents. For the period beginning _______________ (the date of my last statement or date of employment or election to the Board), I am not aware of any circumstances of a personal or family nature that would be in conflict with the Code except as indicated above. I understand my failure to comply with the Code may be cause for dismissal or removal. I will report promptly any actual or potential conflict of interest that may develop in the future.

Signature		Date

February 13, 2008

Code of Personal and Business Conduct
(“Code of Ethics”)

Exhibit B

Contact Information

Position	Contact	Contact Information
Chairman of the Board	Alan J. Lane	alane@probizbank.com
Audit Committee Chairperson	Jae Lim	jlim@belvederecapital.com
Human Resources Director, Professional Business Bank	Margie Christ	(626)243-1904 mchrist@probizbank.com
Anonymous Report	Allegiance SilentWhistle	Allegiance.com > Ethics (801)617-8000

Note also that while one of the individuals/resources listed above should be contacted regarding concerns with compliance of the Code of Personal and Business Conduct, the Employee Assistance Program is also available to discuss personal and job-related concerns.  Call Magellan Health at (800)450-1327.

February 13, 2008